EXHIBIT 10.1

                          THE OHIO VALLEY BANK COMPANY
                     EXECUTIVE GROUP LIFE SPLIT DOLLAR PLAN


     THIS AGREEMENT is made and entered into this 29th day of April, 2003, by and between THE OHIO VALLEY BANK COMPANY, an Ohio corporation located in Gallipolis, Ohio (the "Company"), and JEFFREY E. SMITH (the "Executive"). This Agreement shall append the Split Dollar Endorsements entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.


                                   BACKGROUND

     On November 1, 1996, the Company and the Executive entered into The Ohio Valley Bank Company Executive Group Life Split Dollar Plan, and on March 24, 2000, the Company and the Executive entered into the First Amendment to The Ohio Valley Bank Company Executive Group Life Split Dollar Plan. The Company and the Executive now wish to amend and restate said Agreement document for the purpose of (1) adding an additional policy to the Agreement, and (2) updating the terms and conditions contained in the Agreement. This new Agreement shall rescind and replace the existing Agreement.


                                  INTRODUCTION
     To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of two life insurance policies on the Executive's life. The Company will pay life insurance premiums from its general assets.


                                    AGREEMENT

     The Company and the Executive agree as follows:

                                    Article 1
                               General Definitions

The following terms shall have the meanings specified:

1.1  "Insured" means the Executive.


1.2 "Insurer" means each life insurance carrier that has a Split Dollar Policy Endorsement attached to this Agreement.

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1.3  "Normal Retirement Age" means the Executive's 65th birthday.

1.4  "Policy" means the specific life insurance policy issued by the Insurer.

1.5 "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason of an approved leave of absence.

                                    Article 2
                           Policy Ownership/Interests

2.1 Company Ownership. The Company is the sole owner of the Policies and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of the remaining death proceeds after the Executive's interest has been paid under Section 2.2.

2.2 Executive's Interest. The death proceeds of each Policy shall be payable to the beneficiary designated by the Executive to the extent of the lesser of:
     (i) two times the Executive's highest Total Annual Compensation as determined during either the current calendar year in which the Executive's death occurs or any calendar year prior to the Executive's death; or (ii) the face amount of each life insurance Policy on the life of the Executive specified in the Split Dollar Endorsements attached to this Agreement. "Total Annual Compensation" is defined as the aggregate of: (1) the Executive's base salary for the current calendar year; (2) any Christmas gift, Executive bonus and director fees and bonus (if applicable) from the previous calendar year; and (3) any amounts described in (1) and (2) herein that have been deferred under a qualified or non-qualified deferral plan. The Executive shall also have the right to elect and change settlement options that may be permitted.

2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policies while this Agreement is in effect without first giving the Executive or the Executive's transferee the option to purchase the Policies for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policies. This provision shall not impair the right of the Company to terminate this Agreement.

                                    Article 3
                                    Premiums

3.1  Premium Payment. The Company shall pay any premiums due on the Policies.

3.2 Economic Benefit. The Company shall determine the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

3.3 Imputed Income. The Company shall impute the economic benefit to the Executive on an annual basis.

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                                    Article 4
                                   Assignment

     The Executive may assign without consideration all of the Executive's interests in the Policies and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive's interest in the
Policies,  then  all of the  Executive's  interest  in the  Policies  and in the
Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policies or in this Agreement.

                                    Article 5
                                     Insurer
     The Insurer shall be bound only by the terms of each Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

                                    Article 6
                                Claims Procedure

6.1 Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the "claimant") shall make a claim for such benefits as follows:

6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)  The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based,
(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

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(d)  An explanation  of the  Agreement's  review  procedures and the time limits applicable to such procedures, and
(e)  A statement  of the  claimant's  right to bring a civil  action under ERISA
     Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)  The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based,
(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and
(d)  A statement  of the  claimant's  right to bring a civil  action under ERISA
     Section 502(a).

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                                    Article 7
                           Amendments and Termination

     The Company or the Executive may terminate this Agreement at any time by giving written notice to the other party.

                                    Article 8
                                  Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)  Interpreting the provisions of this Agreement;
(b)  Establishing and revising the method of accounting for this Agreement;

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(c)  Maintaining a record of benefit payments; and
(d) Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

8.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.



     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written. EXECUTIVE: COMPANY:


                                                THE OHIO VALLEY BANK COMPANY

/s/ Jeffrey E. Smith                            By:  /s/ James L. Dailey
--------------------                            -----------------------------
Jeffrey E. Smith
                                                Title:  Chairman of the Board
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